DRAFT
                               -4-
                         FIRST AMENDMENT
                     TO EMPLOYMENT AGREEMENT

     This First Amendment to Employment Agreement (the "Amendment") is entered into and made effective as of this 5th day of May, 2000, by and between Stage Stores, Inc., a Delaware corporation (the "Company"), and John J. Wiesner, an individual (the "Executive").

                           WITNESSETH:

     WHEREAS, the Company and Executive entered into, executed and delivered a certain Employment Agreement dated February 22, 2000 (the "Agreement"), under which Agreement the Company hired the Executive to perform the duties of Chairman, Chief Executive Officer and President of the Company on a temporary basis subject to the terms and conditions as described therein; and

     WHEREAS, since the execution and delivery of the Agreement, the Company has experienced financial difficulties which were not anticipated at such time, and due to such financial difficulties, the Company has determined that it is in the best interest of the Company for the Executive to remain in his present capacity with the Company a period of time beyond that described in the Agreement including but not limited to any potential reorganization process; and

     WHEREAS, the Company desires to amend the Agreement in order for the Executive to remain with the Company; and the Executive desires to remain with the Company in his current capacity upon the terms and conditions set forth in this Amendment.

     NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereby agree as follows:

      1. The definition of "Guaranteed Term" in Section 1(f) is hereby amended in its entirety to read as follows:

          "(f) "Guaranteed Term" shall mean that period of time commencing on the Effective Date and concluding on the date of consummation of the confirmation of any plan of reorganization or the effective date of a Termination Notice voluntarily submitted by Executive to the Company, whichever is earlier. The Guaranteed Term shall not be shortened by termination of the Executive's employment by the Company or by Death, Disability or any other reason."

     2. The definition of "Option" in Section 1(g) is hereby deleted in its entirety.

      3. Section 6 "Stock Options" is hereby deleted in its entirety.

     4.   Section 8(iii) is hereby deleted in its entirety.

      5. In section 10, the last clause of ", including but not limited to the Option" is hereby deleted.

      6. Section 4(iv) is hereby added to the Agreement and shall read in its entirety as follows:
          "(iv)       In  the  event  the  Company  completes   a
     successful reorganization, the Company shall pay the Executive a bonus in an amount approved by the applicable bankruptcy court, and such amount shall be paid to the Executive in a lump sum payment, less applicable withholding for taxes, which payment shall be due and payable on the date such bonus is approved by the applicable bankruptcy court."
     7. Section 4(v) is hereby added to the Agreement and shall read in its entirety as follows:
          "(v) Company shall indemnify and hold the Executive harmless from and against any and all claims or liabilities, of whatever nature, asserted by Carl Tooker, Steve Lovell or any other present or past officer, director or employee of the Company, to the fullest extent permitted by law and the Company's Articles of Incorporation, as amended, and Bylaws, as amended, including but not limited to advancing any and all necessary costs and expenses for defending any such claims as the same are incurred."
     8. The Company and Executive hereby voluntarily, unconditionally and irrevocably agree to: (i) terminate, rescind and revoke any and all options, warrants or other instruments which may be or are convertible into securities of the Company or any of its subsidiaries or affiliates, including but not limited to that certain Incentive Stock Option Agreement dated February 22, 2000, and (ii) release and forever discharge the other from any and all duties, obligations, liabilities or responsibilities owed or accruing to the other under any such options including but not limited to any duties, obligations, liabilities or responsibilities as a result of the termination, rescission and revocation of such options.
     9. All of the terms, conditions, covenants, representations, warranties and agreements contained in the Agreement, except as to the extent amended by this Amendment, and all other documents, instruments and agreements made and delivered in connection therewith, shall remain in full force and effect and continue to be binding upon the parties hereto and thereto according to their respective terms. By executing and delivering this Amendment, the Company and Executive hereby expressly ratify and reaffirm the terms and conditions of the Agreement.
     10. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Accordingly, the internal law of the State of Texas shall control the interpretation and construction of this Amendment, even if under the jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
     11. Successors and Assigns. This Amendment shall be binding upon the successors, assigns, heirs, legatees, devisees, executors, administrators, receivers, trustees and representatives of Executive and shall inure to the benefit of the Company and its subsidiaries and their respective successors, assigns, administrators, receivers, trustees and representatives.

     12. Multiple Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     13. Further Assurances. Executive and the Company covenant and agree that each will execute any additional instruments and take any actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purpose of this Amendment.

     14. Entire Agreement. This Amendment contains and constitutes the entire agreement between Executive and the Company and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between Executive and the Company relating to the subject matter hereof in any way.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment effective as of the day and year first above written.

     "COMPANY"                STAGE STORES, INC.,
                              a Delaware corporation

                              By: /s/Ron Lucas
                              Name: Ron Lucas
                              Title: EVP, Human Resources


     "EXECUTIVE"              By: /s/ John J. Wiesner
                                   JOHN J. WIESNER, an individual